Exhibit 99.1

Sabre Reports First Quarter 2015 Results

•	Revenue increased 7%, Adjusted EBITDA up 15%
•	Airline and Hospitality Solutions revenue increased 15.9%
•	Travel Network revenue grew 3.3%
•	Wyndham Hotel Group to migrate to the SynXis Central Reservations Solution

SOUTHLAKE, Texas – May 5, 2015 – Sabre Corporation (NASDAQ: SABR) today announced financial results for the quarter ended March 31, 2015.

“The first quarter marked a strong start to the year,” said Tom Klein, Sabre President and CEO.  “Sabre’s growth is being fueled by a strong pipeline of innovative, mission-critical solutions across all of our businesses, as demonstrated by our new long-term agreements with customers like Wyndham Hotel Group and LATAM Airlines Group, which we announced today.  This quarter’s momentum increases our confidence that we will achieve our full-year objectives.”

Q1 2015 Financial Summary

Sabre consolidated first quarter revenue increased 6.6% to $710 million, compared to $666 million for the same period last year.

Net income from continuing operations totaled $49 million, compared to $22 million in the first quarter of 2014. Consolidated Adjusted EBITDA was $244 million, a 15.3% increase from $211 million in the prior year first quarter. The increase in consolidated Adjusted EBITDA is the result of 33.7% growth in Airline and Hospitality Solutions Adjusted EBITDA and an 8.0% increase in Travel Network Adjusted EBITDA.

For the quarter, Sabre reported Income from continuing operations of $0.18 per share and Adjusted Net Income from continuing operations (Adjusted EPS) of $0.27 per share.

Cash flow from operations totaled $132 million, compared to $94 million in the first quarter of 2014. Free Cash Flow was $70 million, compared to $45 million in the year ago period. Adjusted Capital Expenditures, which includes capitalized implementation costs, totaled $76 million, compared to $57 million in the first quarter of 2014.

	Three Months Ended March 31,
Financial Highlights (in thousands; unaudited):	2015		2014		% Change
Total Company (Continuing Operations):
Revenue	$710,348		$666,415		6.6
Income (loss) from continuing operations	$49,330		$21,959		124.6

Adjusted EBITDA*	$243,586		$211,263		15.3

Cash Flow from Operations	$131,773		$94,322		39.7
Capital Expenditures	$61,912		$49,658		24.7
Adjusted Capital Expenditures*	$76,239		$57,311		33.0

Free Cash Flow*	$69,861		$44,664		56.4
Adjusted Free Cash Flow*	$84,090		$60,969		37.9

Net Debt (total debt, less cash)	$2,632,432		$3,443,016
Net Debt / LTM Adjusted EBITDA	3.0	x	4.4	x
Airline and Hospitality Solutions:
Revenue	$204,900		$176,717		15.9
Passengers Boarded	126,092		117,616		7.2
Operating Income	$28,491		$26,462		7.7
Adjusted EBITDA*	$71,488		$53,460		33.7
Travel Network:
Revenue	$507,930		$491,726		3.3
Air Bookings	91,423		89,045		2.7
Non-air Bookings	14,011		13,598		3.0
Total Bookings	105,434		102,643		2.7
Bookings Share	35.7%		35.4%
Operating Income	$197,251		$184,517		6.9
Adjusted EBITDA*	$232,087		$214,843		8.0
*indicates non-GAAP financial measure; see descriptions and reconciliations below

Sabre Airline and Hospitality Solutions

First quarter 2015 Airline and Hospitality Solutions revenue increased 15.9% to $205 million from $177 million in the prior year period. The increase was driven by a 7.2% increase in passengers boarded through the SabreSonic® Customer Sales & Service (CSS) solution and strong growth in Sabre Hospitality Solutions.

Sabre Airline and Hospitality Solutions Adjusted EBITDA increased 33.7% to $71 million from $53 million in the prior year period. The increase in Adjusted EBITDA is the result of strong revenue growth and technology platform scale benefits, resulting in an Adjusted EBITDA margin of 34.9%, compared to 30.3% for the prior year quarter.

In the quarter, Wyndham Hotel Group selected the SynXis® Central Reservations Solution to power distribution and reservations for its 7,500 global properties. In December 2014, Wyndham Hotel Group announced that it would transition its 4,500 North American properties to the SynXis Property Manager Solution. These combined agreements make Wyndham Hotel Group the first hotel company to fully leverage the cloud-based SaaS reservations, property management and enhanced security solutions of the SynXis Enterprise Platform. Also in the first quarter, Four Seasons Hotels & Resorts contracted to migrate its properties to the SynXis Central Reservations Solution.

Today, Sabre announced LATAM Airlines Group would extend their use of SabreSonic CSS reservations across its entire network including LAN Airlines, which is a current SabreSonic CSS customer, as well as TAM Airlines, which will migrate to SabreSonic CSS. TAM is Brazil’s largest airline. Combined, LATAM Airlines Group is one of the top ten largest airlines in the world, with more than 67 million passengers boarded annually.

With the addition of the expanded LATAM agreement, Sabre Airline Solutions’ implementation pipeline represents more than 290 million passengers boarded annually to be implemented in 2015 through 2017, up from 250 million at year end.

Sabre Travel Network

First quarter Travel Network revenue increased 3.3% to $508 million, compared to $492 million for the same period in 2014. Bookings increased 2.7%, with increasing momentum as the quarter progressed. Continued sales success resulted in strong Sabre bookings growth of 10% in Europe, Middle East and Africa (EMEA), compared to less than one percent growth for the EMEA market overall.

First quarter 2015 Travel Network Adjusted EBITDA increased 8.0% to $232 million.

Refinancing Activity

Early in the second quarter, Sabre redeemed $480 million of 8.5% 2019 maturity bonds. These bonds were redeemed through the issuance of $530 million, 5.375% senior secured notes due in 2023, which substantially covered the redeemed notes’ principal, accrued interest and related fees, premiums and expenses.

Dividend

Sabre's Board of Directors has declared a quarterly dividend of $0.09 cents per share on the Company's common stock. The dividend will be payable on June 30, 2015, to stockholders of record on June 19, 2015.

Business Outlook and Financial Guidance

Sabre reiterated full-year guidance for 2015.

•

In Airline and Hospitality Solutions, Sabre expects 2015 revenue growth of between 9% and 11%.  Passengers boarded are expected to increase approximately 10% in 2015, including strong growth in the fourth quarter related to scheduled SabreSonic CSS customer implementations.

•	In Travel Network, Sabre expects 2015 revenue growth of 4% or more, driven by bookings growth of approximately 3%.

•

2015 Adjusted Net Income and Adjusted EPS guidance remain unchanged at $275 million to $290 million and $1.00 to $1.06, respectively.  Free Cash Flow and Adjusted Free Cash Flow guidance are unchanged at more than $250 million and more than $300 million, respectively.

In summary, for the full year 2015, Sabre continues to expect the following results from continuing operations:

Full Year 2015 Guidance	Sabre
($ millions, except for EPS)
Revenue	$2,770 - $2,800

Adjusted EBITDA	$895 - $910

Adjusted Net Income	$275 - $290

Adjusted EPS	$1.00 - $1.06

Conference Call

Sabre will conduct its first quarter 2015 investor conference call today at 9:00 a.m. Eastern Time.  The live webcast, including accompanying slide presentation, can be accessed via the Sabre Investor Relations website at investors.sabre.com.  A recording of the call will be archived for replay following the conference call.

About the Company

Sabre® is a leading technology provider to the global travel and tourism industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotels to manage vital operations, such as passenger and guest reservations, revenue management, and flight, network and crew management. Sabre also operates the world’s leading travel marketplace, processing more than $110 billion of annual travel spend.  Headquartered in Southlake, Texas, USA, Sabre operates in approximately 60 countries around the world.

Website Information

We routinely post important information for investors on our website, www.sabre.com, in the Investor Relations section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, www.sabre.com.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow, Adjusted Free Cash Flow and the ratios based on these financial measures. We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-looking statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “confidence,” “expect,” “anticipate,” “assume,” “may,” “will,” “should,” “would,” “intend,” “believe,” “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, adverse global and regional economic and political conditions, including, but not limited to, conditions in Venezuela and Russia, exposure to pricing pressure in the Travel Network business, the implementation and effects of new agreements, dependence on maintaining and renewing contracts with customers and other counterparties, dependence on relationships with travel buyers, changes affecting travel supplier customers, travel suppliers’ usage of alternative distribution models, reliance on fourth-party distributor partners and joint ventures to extend our GDS services to certain regions and competition in the travel distribution market and solutions markets.  More information about potential risks and uncertainties that could affect our business and results of operations is included in the “Risk Factors” and “Forward-Looking Statements” sections included in our Annual Report on Form 10-K filed with the SEC on March 3, 2015. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts

Media	Investors
Nancy St. Pierre	Barry Sievert
682-605-3864	682-605-0214
nancy.st.pierre@sabre.com	barry.sievert@sabre.com

SABRE CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share amounts; unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue	$710,348	$666,415
Cost of revenue (1) (2)	468,998	451,970
Selling, general and administrative (2)	122,358	110,738
Operating income	118,992	103,707
Other income (expense):
Interest expense, net	(46,453)	(63,944)
Loss on extinguishment of debt	—	(2,980)
Joint venture equity income	8,519	2,441
Other, net	(4,445)	(2,354)
Total other expense, net	(42,379)	(66,837)
Income from continuing operations before income taxes	76,613	36,870
Provision for income taxes	27,283	14,911
Income from continuing operations	49,330	21,959
Income (loss) from discontinued operations, net of tax	158,911	(24,056)
Net income (loss)	208,241	(2,097)
Net income attributable to noncontrolling interests	747	746
Net income (loss) attributable to Sabre Corporation	207,494	(2,843)
Preferred stock dividends	—	9,146
Net income (loss) attributable to common shareholders	$207,494	$(11,989)

Basic net income (loss) per share attributable to common shareholders:
Income from continuing operations	$0.18	$0.07
Income (loss) from discontinued operations	0.59	(0.13)
Net income (loss) per common share	$0.77	$(0.07)
Diluted net income (loss) per share attributable to common shareholders:
Income from continuing operations	$0.18	$0.06
Income (loss) from discontinued operations	0.57	(0.13)
Net income (loss) per common share	$0.75	$(0.06)
Weighted average common shares outstanding:
Basic	269,184	178,702
Diluted	276,688	187,727

Dividends per common share	$0.09	$—

(1) Includes amortization of upfront incentive consideration	$11,172	$11,047
(2) Includes stock-based compensation as follows:
Cost of revenue	$3,533	$1,386
Selling, general and administrative	5,261	2,213

SABRE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts; unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$458,557	$155,679
Restricted cash	496	720
Accounts receivable, net	422,490	362,911
Prepaid expenses and other current assets	35,455	34,121
Current deferred income taxes	184,295	182,277
Other receivables, net	35,332	29,893
Assets held for sale	—	112,558
Total current assets	1,136,625	878,159
Property and equipment, net of accumulated depreciation of $845,790 and $792,161	545,493	551,276
Investments in joint ventures	154,805	145,320
Goodwill	2,153,152	2,153,499
Trademarks and brandnames, net of accumulated amortization of $90,268 and $87,554	235,786	238,500
Other intangible assets, net of accumulated amortization of $993,861 and $975,701	223,326	241,486
Other assets, net	518,293	509,764
Total assets	$4,967,480	$4,718,004

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$142,542	$117,855
Accrued compensation and related benefits	54,889	83,828
Accrued subscriber incentives	170,841	145,581
Deferred revenues	184,886	167,827
Litigation settlement liability and related deferred revenue	69,194	73,252
Other accrued liabilities	191,978	189,612
Current portion of debt	417,232	22,435
Liabilities held for sale	—	96,544
Total current liabilities	1,231,562	896,934
Deferred income taxes	181,169	61,577
Other noncurrent liabilities	605,801	613,710
Long-term debt	2,662,166	3,061,400

Stockholders’ equity
Common Stock: $0.01 par value; 450,000,000 authorized shares; 271,994,071 and 268,237,547 shares issued, 271,280,037 and 267,800,161 outstanding at March 31, 2015 and December 31, 2014, respectively	2,720	2,682
Additional paid-in capital	1,956,593	1,931,796
Treasury Stock, at cost, 714,034 and 437,386 shares at March 31, 2015 and December 31, 2014, respectively	(11,425)	(5,297)
Retained deficit	(1,592,513)	(1,775,616)
Accumulated other comprehensive loss	(70,162)	(69,803)
Noncontrolling interest	1,569	621
Total stockholders’ equity	286,782	84,383
Total liabilities and stockholders’ equity	$4,967,480	$4,718,004

SABRE CORPOATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands; unaudited)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net income (loss)	$208,241	$(2,097)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	90,061	81,634
Amortization of upfront incentive consideration	11,172	11,047
Litigation-related credits	(16,786)	(5,156)
Stock-based compensation expense	8,794	3,599
Allowance for doubtful accounts	3,355	1,416
Deferred income taxes	27,388	6,967
Joint venture equity income	(8,519)	(2,441)
Amortization of debt issuance costs	1,536	1,682
Debt modification costs	—	3,290
Loss on extinguishment of debt	—	2,980
Other	4,952	8,133
(Income) loss from discontinued operations	(158,911)	24,056
Changes in operating assets and liabilities:
Accounts and other receivables	(70,827)	(41,012)
Prepaid expenses and other current assets	(3,388)	5,903
Capitalized implementation costs	(14,327)	(7,653)
Upfront incentive consideration	(6,523)	(17,250)
Other assets	(7,189)	(6,710)
Accrued compensation and related benefits	(27,317)	(30,528)
Accounts payable and other accrued liabilities	60,172	25,077
Deferred revenue including upfront solution fees	29,889	31,385
Cash provided by operating activities	131,773	94,322
Investing Activities
Additions to property and equipment	(61,912)	(49,658)
Other investing activities	148	—
Cash used in investing activities	(61,764)	(49,658)
Financing Activities
Proceeds of borrowings from lenders	—	148,307
Payments on borrowings from lenders	(5,614)	(169,847)
Debt modification and issuance costs	—	(3,290)
Net proceeds (payments) on the settlement of equity-based awards	9,781	(779)
Cash dividends paid to common shareholders	(24,391)	—
Other financing activities	(2,057)	(2,993)
Cash used in financing activities	(22,281)	(28,602)
Cash Flows from Discontinued Operations
Cash used in operating activities	(18,156)	(35,985)
Cash provided by (used in) investing activities	278,834	(2,177)
Cash provided by (used in) discontinued operations	260,678	(38,162)

Effect of exchange rate changes on cash and cash equivalents	(5,528)	220

Increase (decrease) in cash and cash equivalents	302,878	(21,880)
Cash and cash equivalents at beginning of period	155,679	308,236
Cash and cash equivalents at end of period	$458,557	$286,356

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures in this earnings release, including Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted Capital Expenditures, Free Cash Flow, Adjusted Free Cash Flow and ratios based on these financial measures.

We define Adjusted Gross Margin as operating income adjusted for selling, general and administrative expenses, amortization of upfront incentive consideration, and the cost of revenue portion of depreciation and amortization, restructuring and other costs, and stock-based compensation.

We define Adjusted Net Income as income from continuing operations adjusted for acquisition-related amortization, loss on extinguishment of debt, other, net, restructuring and other costs, acquisition-related costs, litigation costs, stock-based compensation, management fees and the tax impact of net income adjustments.

We define Adjusted EBITDA as Adjusted Net Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, net, and remaining provision for income taxes.

We define Adjusted EPS as Adjusted Net Income divided by the applicable share count.

We define Adjusted Capital Expenditures as additions to property and equipment and capitalized implementation costs during the periods presented.

We define Free Cash Flow as cash provided by operating activities less cash used in additions to property and equipment. We define Adjusted Free Cash Flow as Free Cash Flow plus the cash flow effect of restructuring and other costs, acquisition-related costs, litigation settlement, other litigation costs and management fees.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. Adjusted Capital Expenditures includes cash flows used in investing activities, for property and equipment, and cash flows used in operating activities, for capitalized implementation costs. Our management uses this combined metric in making product investment decisions and determining development resource requirements. We also believe that Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS and Adjusted Capital Expenditures assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow, Adjusted Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted Gross Margin and Adjusted EBITDA do not reflect cash requirements for such replacements;

●	Adjusted Net Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
●	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
●	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
●	Free Cash Flow and Adjusted Free Cash Flow do not reflect the cash requirements necessary to service the principal payments on our indebtedness;
●	Free Cash Flow and Adjusted Free Cash Flow do not reflect payments related to restructuring, litigation, acquisition-related and management fees;
●	Free Cash Flow and Adjusted Free Cash Flow remove the impact of accrual-basis accounting on asset accounts and non-debt liability accounts; and
●

other companies, including companies in our industry, may calculate Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow or Adjusted Free Cash Flow differently, which reduces their usefulness as comparative measures.

Tabular Reconciliations for Non-GAAP Measures

(In thousands, except per share amounts; unaudited)

Reconciliation of Net Income (Loss) to Adjusted Net Income from Continuing Operations and Adjusted EBITDA

	Three Months Ended March 31,
	2015	2014
Net income (loss) attributable to common shareholders	$207,494	$(11,989)
(Income) loss from discontinued operations, net of tax	(158,911)	24,056
Net income attributable to noncontrolling interests(1)	747	746
Preferred stock dividends	—	9,146
Income from continuing operations	49,330	21,959
Adjustments:
Acquisition related amortization(2a)	21,675	32,889
Loss on extinguishment of debt	—	2,980
Other, net (4)	4,445	2,354
Restructuring and other costs (5)	—	1,556
Acquisition-related costs(6)	1,811	—
Litigation costs(7)	3,436	4,546
Stock-based compensation	8,794	3,599
Management fees(8)	—	1,932
Tax impact of net income adjustments	(14,557)	(19,443)
Adjusted Net Income from continuing operations	$74,934	$52,372
Adjusted Net Income from continuing operations per share	$0.27	$0.28
Diluted weighted-average common shares outstanding	276,688	187,727

Adjusted Net Income from continuing operations	$74,934	$52,372
Adjustments:
Depreciation and amortization of property and equipment(2b)	61,663	40,449
Amortization of capitalized implementation costs(2c)	7,524	9,097
Amortization of upfront incentive consideration(3)	11,172	11,047
Interest expense, net	46,453	63,944
Remaining provision for income taxes	41,840	34,354
Adjusted EBITDA	$243,586	$211,263

Reconciliation of Adjusted Capital Expenditures:

	Three Months Ended March 31,
	2015	2014
Additions to property and equipment	$61,912	$49,658
Capitalized implementation costs	14,327	7,653
Adjusted Capital Expenditures	$76,239	$57,311

Reconciliation of Adjusted Free Cash Flow:

	Three Months Ended March 31,
	2015	2014
Cash provided by operating activities	$131,773	$94,322
Cash used in investing activities	(61,764)	(49,658)
Cash used in financing activities	(22,281)	(28,602)

	Three Months Ended March 31,
	2015	2014
Cash provided by operating activities	$131,773	$94,322
Additions to property and equipment	(61,912)	(49,658)
Free Cash Flow	69,861	44,664
Adjustments:
Restructuring and other costs(5) (9)	280	5,190
Acquisition-related costs(6) (9)	1,811	—
Litigation settlement(7) (10)	8,702	4,637
Other litigation costs(7) (9)	3,436	4,546
Management fees(8) (9)	—	1,932
Adjusted Free Cash Flow	$84,090	$60,969

Reconciliation of Operating Income (Loss) to Adjusted Gross Margin and Adjusted EBITDA by Segment:

	Three Months Ended March 31, 2015
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$197,251	$28,491	$(106,750)	$118,992
Add back:
Selling, general and administrative	21,884	17,979	82,495	122,358
Cost of revenue adjustments:
Depreciation and amortization(2)	13,812	42,729	8,126	64,667
Amortization of upfront incentive consideration(3)	11,172	—	—	11,172
Stock-based compensation	—	—	3,533	3,533
Adjusted Gross Margin	244,119	89,199	(12,596)	320,722
Selling, general and administrative	(21,884)	(17,979)	(82,495)	(122,358)
Joint venture equity income	8,519	—	—	8,519
Joint venture intangible amortization(2a)	801	—	—	801
Selling, general and administrative adjustments:
Depreciation and amortization(2)	532	268	24,594	25,394
Acquisition-related costs(6)	—	—	1,811	1,811
Litigation costs(7)	—	—	3,436	3,436
Stock-based compensation	—	—	5,261	5,261
Adjusted EBITDA	$232,087	$71,488	$(59,989)	$243,586

	Three Months Ended March 31, 2014
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$184,517	$26,462	$(107,272)	$103,707
Add back:
Selling, general and administrative	25,672	12,395	72,671	110,738
Cost of revenue adjustments:
Depreciation and amortization(2)	15,412	26,683	16,714	58,809
Amortization of upfront incentive consideration(3)	11,047	—	—	11,047
Restructuring and other costs (5)	—	—	1,178	1,178
Stock-based compensation	—	—	1,386	1,386
Adjusted Gross Margin	236,648	65,540	(15,323)	286,865
Selling, general and administrative	(25,672)	(12,395)	(72,671)	(110,738)
Joint venture equity income	2,441	—	—	2,441
Joint venture intangible amortization(2a)	801	—	—	801
Selling, general and administrative adjustments:
Depreciation and amortization(2)	625	315	21,885	22,825
Restructuring and other costs (5)	—	—	378	378
Litigation costs(7)	—	—	4,546	4,546
Stock-based compensation	—	—	2,213	2,213
Management fees(8)	—	—	1,932	1,932
Adjusted EBITDA	$214,843	$53,460	$(57,040)	$211,263

Non-GAAP Footnotes

(1)    Net income attributable to noncontrolling interests represents an adjustment to include earnings allocated to noncontrolling interests held in Sabre Travel Network Middle East of 40% for all periods presented and in Sabre Seyahat Dagitim Sistemleri A.S. of 40% beginning in April 2014 for the three months ended March 31, 2015.

(2)    Depreciation and amortization expenses:

a.     Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date and amortization of the excess basis in our underlying equity in joint ventures.

b.     Depreciation and amortization of property and equipment includes software developed for internal use.

c.     Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3)    Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to five years. Such consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. Such service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided upfront. Such service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

(4)    Other, net primarily represents foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(5)    Restructuring and other costs represents charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations, integration and facility opening or closing costs and other business reorganization costs.

(6)    Acquisition-related costs represent fees and expenses incurred associated with a possible acquisition, as previously disclosed, within our Travel Network segment.

(7)    Litigation settlement and other litigation costs represent settlements or charges associated with airline antitrust litigation.

(8)    We paid an annual management fee, pursuant to a Management Services Agreement (“MSA”), to TPG Global, LLC (“TPG”) and Silver Lake Management Company (“Silver Lake”) in an amount between (i) $5 million and (ii) $7 million, the actual amount of which is calculated based upon 1% of Adjusted EBITDA, earned by the company in such fiscal year up to a maximum of $7 million.  In addition, the MSA provided for reimbursement of certain costs incurred by TPG and Silver Lake, which are included in this line item. The MSA was terminated in April 2014 in connection with our initial public offering.

(9)    The adjustments to reconcile cash provided by operating activities to Adjusted Free Cash Flow reflect the amounts expensed in our statements of operations in the respective periods adjusted for cash and non-cash portions in instances where material.

(10)  Includes payment credits used by American Airlines to pay for purchases of our technology services. The payment credits were provided by us as part of our litigation settlement with American Airlines.